UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ChannelAdvisor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Disclosures to the Proxy Statement

As previously disclosed, on September 4, 2022, ChannelAdvisor Corporation (“ChannelAdvisor”), CommerceHub, Inc (“CommerceHub”) and CH Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into ChannelAdvisor, with ChannelAdvisor surviving the merger as a wholly owned subsidiary of CommerceHub (the “Merger”).

This Schedule 14A (this “Schedule 14A”) is being filed to update and supplement the definitive proxy statement (the “Proxy Statement”) filed by ChannelAdvisor with the Securities and Exchange Commission (the “SEC”) on October 11, 2022, and sent by ChannelAdvisor to its stockholders commencing on October 11, 2022. The information contained in this Schedule 14A is incorporated by reference into the Proxy Statement. All page references in this Schedule 14A are to pages in the Proxy Statement. Terms used in this Schedule 14A, but not otherwise defined herein, have the meanings ascribed to such terms in the Proxy Statement.

Following the announcement of the Merger Agreement and as of the date of this Schedule 14A, five (5) lawsuits have been filed, and five (5) demands have been served on the Company, by purported stockholders of ChannelAdvisor challenging the Merger.

ChannelAdvisor and the other named defendants deny that they have violated any laws or breached any duties to ChannelAdvisor’s stockholders and believe that these lawsuits and demands are without merit and that no supplemental disclosure to the Proxy Statement is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Merger, ChannelAdvisor is providing the supplemental information set forth in this Schedule 14A. The supplemental information herein should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. Nothing in this Schedule 14A shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. To the extent that information in this Schedule 14A differs from, or updates information contained in, the Proxy Statement, the information in this Schedule 14A shall supersede or supplement the information in the Proxy Statement. Except as otherwise described in this Schedule 14A or the documents referred to, contained in or incorporated by reference in this Schedule 14A, the Proxy Statement, the annexes to the Proxy Statement and the documents referred to, contained in or incorporated by reference in the Proxy Statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the ChannelAdvisor virtual special meeting, you are urged to do so promptly. This Schedule 14A does not affect the validity of any proxy card or voting instructions that ChannelAdvisor stockholders may have previously received or delivered. No action is required by any ChannelAdvisor stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

1. The following disclosure replaces the disclosures that previously appeared in the first paragraph beginning on page 11 under the section entitled “Legal Proceedings.” The modified text is underlined (where added) and struck-through (where deleted) below.

“As of ~~October 11~~ November 3, 2022, ~~two~~ five complaints were filed in federal court by purported ChannelAdvisor stockholders regarding the Merger. The first complaint was filed on September 28, 2022, in the United States District Court for the Southern District of New York and is captioned Stein v. ChannelAdvisor Corporation, Case No. 1:22-cv-08282. The second complaint was filed on September 29, 2022, in the United States District Court for the Southern District of New York and is captioned O’Dell v. ChannelAdvisor Corporation, Case No. 1:22-cv-08334. The third complaint was filed on October 25, 2022, in the United States District Court for the Southern District of New York and is captioned Weiss v. ChannelAdvisor Corporation, Case No. 1:22-cv-09129. The fourth complaint was filed on October 26, 2022, in the United States District Court for the District of Delaware and is captioned Ballard v. ChannelAdvisor Corporation, Case No. 1:22-cv-01416-UNA. The fifth complaint was filed on October 28, 2022, in the United States District Court for the Southern District of New York and is captioned Riley v. ChannelAdvisor Corporation, Case No. 1:22-cv-09257. The aforementioned ~~two~~ five complaints are collectively referred to as the “Complaints.” The Complaints name as defendants ChannelAdvisor and each member of the Board, collectively referred to as the “ChannelAdvisor Defendants.” The Complaints allege violations of Section 14(a) of the Exchange Act against all ChannelAdvisor Defendants and allege violations of Section 20(a) of the Exchange Act against the members of the Board in connection with disclosures made by the ChannelAdvisor Defendants related to the Merger. The Complaints seek, among other relief, (i) injunctive relief preventing the consummation of the Merger unless the ChannelAdvisor Defendants disclose certain information requested by the plaintiffs, (ii) rescission and/or rescissory damages in the event the Merger is consummated, and (iii) an award of plaintiffs’ expenses and attorneys’ fees. The ChannelAdvisor Defendants believe the claims in the Complaints are without merit and intend to vigorously defend the actions.”

2. The following disclosure replaces the disclosures that previously appeared in the first full paragraph beginning on page 52 under the section entitled “Opinion of Robert W. Baird & Co. Incorporated—Implied Valuation Multiples.” The modified text is underlined (where added) below.

“Implied Valuation Multiples. Based on the Merger Consideration of $23.10 per share of ChannelAdvisor’s common stock, Baird calculated the implied “equity purchase price” (defined as the Merger Consideration multiplied by the total number of diluted common shares outstanding of ChannelAdvisor, including vested and unvested stock options and accelerated vesting of restricted stock units and performance stock units), to be approximately $724.4 million. In addition, Baird calculated the implied “enterprise value” (defined as the equity purchase price plus the negative net debt of ChannelAdvisor of approximately $76.8 million as provided by ChannelAdvisor management) to be approximately $647.5 million. Baird then calculated the multiples of the enterprise value to the LTM ended June 30, 2022 revenue and Adjusted EBITDA, each as provided by ChannelAdvisor management, and projected 2022 revenue and Adjusted EBITDA and projected 2023 revenue and Adjusted EBITDA of ChannelAdvisor, each as set forth on the Projections provided by ChannelAdvisor management. Adjusted EBITDA was defined as net income plus or minus: income tax expense (benefit), interest expense (income), depreciation and amortization, stock-based compensation and one-time, non-recurring items. These implied multiples are summarized in the table below.”

3. The following disclosure replaces the disclosures that previously appeared in the second full paragraph beginning on page 53 under the section entitled “Opinion of Robert W. Baird & Co. Incorporated—Selected Public Company Analysis.” The modified text is underlined (where added) below.

“The implied ranges of per-share value for ChannelAdvisor’s common stock, based on the multiples that Baird deemed relevant, are summarized in the table below.

	Selected Multiple Range	Implied Range of Per Share Value
Revenue
2022E	2.5x – 4.0x	$17.86	—	$26.83
2023E	2.25x – 3.75x	$17.79	—	$27.70
Adjusted EBITDA
2022E	11.0x – 17.0x	$17.32	—	$25.18
2023E	10.0x – 16.0x	$17.26	—	$25.86
Reference Range of Implied Per Share Value		$17.26	—	$27.70	”

4. The following disclosure replaces the disclosures that previously appeared in the third full paragraph beginning on page 54 under the section entitled “Opinion of Robert W. Baird & Co. Incorporated—Discounted Cash Flow Analysis.” The modified text is underlined (where added) and struck-through (where deleted) below.

“Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis, which is designed to imply a range of potential per-share present values for ChannelAdvisor’s common stock as of June 30, 2022, utilizing the projected unlevered free cash flows of ChannelAdvisor from the second half of 2022 through calendar year 2027 as set forth ~~on~~ in the Projections. In such analysis, Baird calculated the implied present value of ChannelAdvisor’s future unlevered free cash flows for the second half of 2022 through calendar year 2027 (which implied present value was calculated using a range of discount rates of 11.0% to 14.0% which discount rate Baird determined by applying the Capital Asset Pricing Model based on considerations that Baird deemed relevant in its professional judgment). Baird then also calculated the implied present value of ChannelAdvisor’s terminal value by multiplying ChannelAdvisor’s 2028 Adjusted EBITDA as set forth in ~~on~~ the Projections by a range of diluted enterprise value to next-twelve-months estimated Adjusted EBITDA of 11.0x to 16.0x (which was chosen based on Baird’s professional judgment), and then discounting to present value the resulting values using discount rates ranging from 11.0% to 14.0%. Baird then calculated the sum of the above present values and added ChannelAdvisor’s net cash position as of June 30, 2022 and divided that sum by the fully diluted shares outstanding (including, as applicable, in-the money options, restricted stock units and performance stock units, using the treasury stock method) resulting in an implied range of values for ~~ChannelAdvisor~~ ChannelAdvisor’s common stock of $19.44 to $28.39 per share, which range was compared by Baird to the Merger Consideration of $23.10 per share.”

5. The following disclosure replaces the disclosures that previously appeared in the first full paragraph beginning on page 55 under the section entitled “Opinion of Robert W. Baird & Co. Incorporated—Transaction Premiums Paid Analysis.” The modified text is underlined (where added) below.

“Transaction Premiums Paid Analysis. Solely for informational purposes, Baird analyzed the stock price premiums paid in merger and acquisition transactions in the technology sector announced since January 1, 2020 with a total transaction value between $500 million and $2 billion where a majority of the target was acquired. Baird measured each transaction price per share relative to each target’s closing price per share one day, seven days and one month prior to announcement of the transaction. The results of the transaction premiums paid analysis are summarized below:

	ChannelAdvisor Transaction	Selected Transaction Premiums
	Premium	Low	~~Averag~~e Mean	Median	High
1-Day Prior	57.1%	(7.6%)	29.8%	24.8%	109.4%
7-Days Prior	50.7%	3.7%	35.3%	26.7%	101.3%
30-Days Prior	57.2%	7.4%	42.1%	33.7%	126.3%

6. The following disclosure replaces the disclosures that previously appeared in the first full paragraph beginning on page 55 under the section entitled “Opinion of Robert W. Baird & Co. Incorporated— Additional Information about Baird and Its Engagement.” The modified text is underlined (where added) and struck-through (where deleted) below.

“Pursuant to its engagement, Baird will receive a transaction fee of approximately $9.8 million for its services, approximately $8.55 million ~~substantially all~~ of which is contingent upon the consummation of the Merger. Pursuant to such engagement, ChannelAdvisor has also paid Baird a fee of $1.25 million upon delivery of its opinion, which fee was payable regardless of the conclusion reached in such opinion and is fully creditable against the approximately $9.8 million transaction fee described above. In addition, ChannelAdvisor has agreed to reimburse Baird for certain of its expenses and to indemnify Baird against certain liabilities that may arise out of its engagement. Baird will not receive any other significant payment of compensation contingent upon the successful completion of the Merger. As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.”

7. The following disclosure replaces the disclosures that previously appeared beginning on page 56 under the section entitled “Interests of ChannelAdvisor’s Directors and Executive Officers in the Merger—Agreements with CommerceHub.” The modified text is underlined (where added) below:

“As of the date of this proxy statement, none of our executive officers has had any discussions or entered into any arrangement, understanding or agreement with CommerceHub or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with, CommerceHub or the Surviving Corporation, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. On October 25, 2022, CommerceHub sent Mr. Cornetta a proposed transition services agreement regarding Mr. Cornetta’s continued employment with ChannelAdvisor following the Closing (the “Proposed Cornetta Agreement”). The Proposed Cornetta Agreement would modify Mr. Cornetta’s existing Letter

Agreement. Pursuant to the Proposed Cornetta Agreement, Mr. Cornetta would, among other responsibilities post-Closing, assist in the transition of his duties to CommerceHub’s Chief Financial Officer and with general integration efforts. As proposed, Mr. Cornetta would continue to receive his base salary and would remain eligible to receive a bonus. His replacement cash awards (described under “—Treatment of ChannelAdvisor Options, ChannelAdvisor RSUs and ChannelAdvisor PSUs”) would continue to vest in accordance with their terms, and would accelerate in full to the extent that Mr. Cornetta remains employed through September 30, 2023 (or the earlier date of a termination of his employment without cause). Discussions with respect to the Proposed Cornetta Agreement are preliminary and no agreement has been reached.

Additionally, none of the indications of interest received from CommerceHub (as described under the caption, “The Merger—Background of the Merger”) mentioned retention of our executive officers in the Surviving Corporation or one or more of its affiliates nor any right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates.”

8. The following disclosure replaces the disclosures that previously appeared in the first paragraph beginning on page 73 under the section entitled “Legal Proceedings.” The modified text is underlined (where added) and struck-through (where deleted) below.

“As of ~~October 11~~ November 3, 2022, ~~two~~ five complaints were filed in federal court by purported ChannelAdvisor stockholders regarding the Merger. The first complaint was filed on September 28, 2022, in the United States District Court for the Southern District of New York and is captioned Stein v. ChannelAdvisor Corporation, Case No. 1:22-cv-08282. The second complaint was filed on September 29, 2022, in the United States District Court for the Southern District of New York and is captioned O’Dell v. ChannelAdvisor Corporation, Case No. 1:22-cv-08334. The third complaint was filed on October 25, 2022, in the United States District Court for the Southern District of New York and is captioned Weiss v. ChannelAdvisor Corporation, Case No. 1:22-cv-09129. The fourth complaint was filed on October 26, 2022, in the United States District Court for the District of Delaware and is captioned Ballard v. ChannelAdvisor Corporation, Case No. 1:22-cv-01416-UNA. The fifth complaint was filed on October 28, 2022, in the United States District Court for the Southern District of New York and is captioned Riley v. ChannelAdvisor Corporation, Case No. 1:22-cv-09257. The aforementioned ~~two~~ five complaints are collectively referred to as the “Complaints.” The Complaints name as defendants ChannelAdvisor and each member of the Board, collectively referred to as the “ChannelAdvisor Defendants.” The Complaints allege violations of Section 14(a) of the Exchange Act against all ChannelAdvisor Defendants and allege violations of Section 20(a) of the Exchange Act against the members of the Board in connection with disclosures made by the ChannelAdvisor Defendants related to the Merger. The Complaints seek, among other relief, (i) injunctive relief preventing the consummation of the Merger unless the ChannelAdvisor Defendants disclose certain information requested by the plaintiffs, (ii) rescission and/or rescissory damages in the event the Merger is consummated, and (iii) an award of plaintiffs’ expenses and attorneys’ fees. The ChannelAdvisor Defendants believe the claims in the Complaints are without merit and intend to vigorously defend the actions.”

Additional Information and Where to Find It

This filing is being made in respect of the proposed Merger involving ChannelAdvisor and CommerceHub. In connection with the Merger, ChannelAdvisor has filed documents with the SEC, including preliminary and definitive proxy statements relating to and describing the Merger. The definitive proxy statement has been mailed to ChannelAdvisor stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ChannelAdvisor’s website at www.channeladvisor.com or by contacting ChannelAdvisor Investor Relations at (919) 228-4817.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. ChannelAdvisor and its respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from ChannelAdvisor stockholders in connection with the Merger. Information about ChannelAdvisor’s directors, executive officers and employees in the Merger is included in the proxy statements described above. Additional information regarding these individuals is set forth in ChannelAdvisor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the definitive proxy statement on Schedule 14A for ChannelAdvisor’s most recent Annual Meeting of Stockholders held on May 13, 2022, and ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022. To the extent ChannelAdvisor’s directors and executive officers or their holdings of ChannelAdvisor securities have changed from the amounts disclosed in those filings, to ChannelAdvisor’s knowledge, such changes have been or will be reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov or at ChannelAdvisor’s website at www.ChannelAdvisor.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding ChannelAdvisor’s expectations, intentions or strategies regarding the future, or the completion or effects of the Merger. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. ChannelAdvisor’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Merger, satisfaction of closing conditions precedent to the consummation of the Merger, potential delays in consummating the Merger, the ability of ChannelAdvisor to timely and successfully achieve the anticipated benefits of the transaction and the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in ChannelAdvisor’s most recent filings with the SEC, including ChannelAdvisor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. ChannelAdvisor assumes no obligation and does not intend to update these forward-looking statements, except as required by law.